Supplement Dated September 14, 2008	Rule 424(b)(3)
(To Prospectus dated July 7, 2008)	Registration No. 333—148515

Prospectus Dated July 7,2008
6,448,505 Common Shares

Described below are acts or events that constitute a material change from or in addition to the information set forth in each of the above-referenced prospectus:

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The last day of trading of the common stock of Signalife on the American Stock Exchange was September 12, 2008, and the commencement of the quotation of Signalife common stock on the Over-The-Counter bulletin Board was September 15, 2008.